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                         Selected Portions of the
                                 BYLAWS of
                      UBS PRIVATE INVESTOR FUNDS, INC.
                       Relating to Stockholder Rights

                                 ARTICLE I
                                Stockholders

            SECTION 2. Annual Meeting. The Corporation shall not be required to hold an annual meeting of its stockholders in any year in which the election of directors is not required to be acted upon under the Investment Company Act of 1940 (the "1940 Act"). In the event that the Corporation shall hold an annual meeting of stockholders, such meeting shall be held at a date and time set by the Board, provided, however, that the date and time of such meeting shall be set in compliance with the 1940 Act. Any stockholders' meeting held in accordance with the preceding sentence may constitute the annual meeting of stockholders for the fiscal year of the Corporation in which the meeting is held.

            SECTION 3. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the President or a majority of the Board of Directors. In addition, such special meetings shall be called by the Secretary upon receipt of a request in writing signed by stockholders entitled to cast at least 25% of all votes entitled to be cast at the meeting. Such request shall state the purpose or purposes of the meeting and the matters proposed to be acted on. The Secretary shall inform such stockholders of the reasonably estimated costs of preparing and mailing a notice of the meeting and upon payment by such stockholders to the Corporation of such costs, the Secretary shall give notice as specified in Section 5 of this Article. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter that is substantially the same as a matter voted on at a meeting of the stockholders held during the preceding 12 months.

            SECTION 4. Record Dates. The Board may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date in any case shall not be more than 90 days, and in case of a meeting of stockholders, not less than 10 days, prior to the


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date on which the particular action, requiring such determination of stockholders, is to be taken.

            SECTION 5.  Notice of Meeting.   Not less than 10 and not more
than 90 days before each meeting of stockholders, the Secretary shall give to each stockholder entitled to vote at the meeting and to each other stockholder entitled to notice of such meeting, written notice of the time, date, place, and, in the case of a special meeting or when otherwise required by the laws of the State of Maryland, the purpose or purposes of the meeting. Such notice shall be given in the manner required by the laws of the State of Maryland.

            No notice of the time, place or purpose of any meeting of stockholders need be given to any stockholder who attends in person or by proxy or to any stockholder who, in writing executed and filed with the records of the meeting, either before or after the holding thereof, waives such notice.

            SECTION 6. Adjournment. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice, other than as announced at the meeting, to a date not more than 120 days after the original record date. At any such adjourned meeting at which a quorum shall be present, any action may be taken that could have been taken at the meeting originally called.

            SECTION 7. Quorum and Voting. Quorum at any meeting of the stockholders shall be as set forth in the Articles of Incorporation.
Except as otherwise provided by law, the number of votes cast at any stockholders' meeting at which a quorum is present sufficient to approve any matter that properly comes before such meeting shall be as set forth in the Articles of Incorporation.

            SECTION 8. Inspectors. At any election of Directors, the chairman of the meeting may, and upon the request of the holders of ten percent (10%) of the stock entitled to vote at such election shall, appoint one or more inspectors of election who shall first subscribe an oath or affirmation to execute faithfully the duties of inspectors at such election with strict impartiality and according to the best of their ability, and shall after the election make a certificate of the result of the vote taken. No candidate for the office of Director shall be appointed as such an inspector.


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            SECTION 10.  Concerning Validity of Proxies, Ballots, etc.  At
every meeting of the stockholders, all proxies shall be received and taken in charge of and all ballots shall be received and canvassed by the secretary of the meeting, who shall decide all questions concerning the qualification of voters, the validity of proxies and the acceptance or rejection of votes, unless inspectors of election shall have been appointed by the chairman of the meeting, in which event such inspectors of election shall decide all such questions.

            SECTION 11. Action Without Meeting. Any action to be taken by stockholders may be taken without a meeting if (a) all stockholders entitled to vote on the matter consent to the action in writing, and
(b) all stockholders entitled to notice of the meeting but not entitled to vote at it sign a written waiver of any right to dissent and (c) the written consents are filed with the records of the meeting of stockholders. Such consent shall be treated for all purposes as a vote at a meeting.


                                 ARTICLE II
                             Board of Directors

            SECTION 4. Removal of Directors. The stock-holders of the Corporation may remove any Director from office, either with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors and may elect a successor to fill any resulting vacancy for the unexpired term of the removed Director.

                                 ARTICLE V
                             General Provisions

            SECTION 1. Annual Statement. The President or the Treasurer shall prepare or cause to be prepared annually a full and correct statement of the affairs of the Corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the stockholders, if any, and, within 20 days after such meeting (or, in the absence of an annual meeting, within 120 days after the end of the fiscal year), placed on file at the Corporation's principal office in the State of Maryland.

            SECTION 2. Stock Ledger. The Corporation shall maintain at the office of its transfer agent an original or duplicate stock ledger containing the names and addresses of


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all stockholders and the number of shares of each class held by each stockholder. Such stock ledger may be in written form or any other form capable of being converted into written form within a reasonable time for visual inspection.